EXHIBIT 99.1

Standard Parking Corporation Reports 23% Increase in Third Quarter EPS; Expects Full-Year Earnings at Top End of Guidance Range

CHICAGO, Nov. 2, 2011 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced third quarter 2011 results. The quarter's earnings per share was $0.37, an increase of 23% from the 2010 third quarter. Year-to-date earnings per share was $0.89, an increase of 16% from the first nine months of 2010. The Company expects full-year 2011 earnings per share to be in the range of $1.15 to $1.20. The Company generated $8.8 million of free cash flow in the first nine months of 2011, as compared to $12.8 million generated in the first nine months of 2010. The Company continues to expect full year free cash flow in excess of $20 million.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "I'm pleased to report a strong third quarter with results that were ahead of expectations. Revenues were up 2% overall and paid exits at same leased locations were also up 2%, metrics that continue to head in the right direction. The quarter's 5% increase in same location gross profit, coupled with a favorable adjustment in insurance loss reserve estimates, resulted in an overall 8% increase in third quarter gross profit. Our location retention improved slightly to 92% and operating profit retention remained steady at 96%. On the expense side, our G&A expense for the quarter increased slightly, by 2% over the third quarter of 2010. But for somewhat higher professional fees, the quarter's G&A would have been in line with the run rate for the first half of the year.

"Based on our nine-month results and expectations for the fourth quarter, we're raising the lower end of our full year guidance range, and now expect full year earnings per share to be in the range of $1.15 to $1.20. While this guidance range already reflects $0.03 per share of acquisition-related costs incurred to date, it excludes the impact of any prospective acquisitions on the fourth quarter."

Wilhelm concluded by stating, "Finally, in terms of free cash flow, we generated $8.8 million for the first nine months of the year. While increases in accounts receivable balances at several large airports have impacted free cash flow, these balances have been reduced significantly since the end of the third quarter and are expected to revert to normal levels by the end of the year. Accordingly, we continue to expect the year's free cash flow to exceed $20 million."

Recent Developments

Third quarter new business highlights include:

  Standard Parking of Canada Ltd. has been awarded a contract to be CBRE Ltd.'s parking asset manager in Northern and Southwestern Ontario. With this award, which entails the management of approximately 3,000 parking spaces in more than a dozen government facilities, Standard Parking of Canada's operations will expand into eight new cities across Ontario.
  SP Plus® Municipal Services was recently awarded the contract to provide parking facility management services at the City of Milwaukee's public parking garages in the downtown central business district. These garages are fully automated, cashierless facilities that contain almost 4,000 parking spaces.
  The City of Fort Worth, Texas selected the Company's SP Plus® Maintenance service line to provide and install a state-of-the-art Parking Access and Revenue Control System. The $1.5 million project will modernize the parking experience at the historic Will Rogers Memorial Center complex, a multi-purpose entertainment complex spread over 85 acres in the heart of the Fort Worth Cultural District that hosts 2.5 million visitors at a variety of events each year.
  The City of New Orleans, Louisiana extended its contract with Standard Municipal Parking Joint Venture II to manage over 4,000 of the City's on-street parking spaces. The operation includes procurement, maintenance and repair of over 400 automated pay stations, along with collections, repairs and maintenance of more than 900 single post meters. As part of the Company's duties, its SP Plus® Municipal Services division staffs and operates a call center that provides customer service assistance to the City's on-street parking consumers.
  The University of Washington selected SP Plus® Transportation to operate the University's NightRide and South Lake Union shuttle bus programs. The NightRide program provides after-hours service to transport students, staff and faculty to their residences. The South Lake Union program transports employees traveling from South Lake Union facilities to the University of Washington Medical Center and to the Harborview Medical Center.
  SP Plus® Transportation was selected to provide shuttle services to transport guests on a 24 hour / 365 day basis to and from the Wyndam Hotel and the Philadelphia International Airport.
  SP Plus® Maintenance enters the Hawaii market by providing porter services for the garage at Pacific Guardian Center for PM Realty.

For the year-to-date through the end of October, the Company has repurchased $7.0 million of its common stock.

Nine-Month Results

Gross profit for the first nine months of 2011 increased by 3% to $66.4 million from $64.3 million for the same period of 2010, as same location gross profit growth of 6% was offset in part by certain anticipated location terminations.

G&A expense in the first nine months of 2011 decreased 2% to $34.6 million from $35.3 million a year earlier. Excluding acquisition-related costs, year–to-date G&A would have decreased by 4% from the year-ago period.

Net income attributable to the Company for the first nine months of 2011 increased by 17% to $14.3 million as compared with $12.2 million in the same period of 2010. On a per share basis, the year-over-year increase was 16%, up from $0.77 in 2010 to $0.89 in 2011.

Updated 2011 Outlook

Based on year-to-date results, the Company is narrowing its full-year earnings per share guidance to a range of $1.15 to $1.20 from $1.10 to $1.20. The Company continues to expect full year free cash flow in excess of $20 million. This guidance excludes the prospective impact of any future acquisitions on the fourth quarter.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on Thursday, November 3, 2011 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,200 parking facilities, containing over one million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of November 2, 2011. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; the loss of key employees; changes in general economic and business conditions or demographic trends; the impact of public and private regulations; the financial difficulties or bankruptcy of our major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; state and municipal government clients that sell or enter into long-term leases of parking-related assets; uncertainty in the credit markets; availability, terms and deployment of capital; and our ability to obtain performance bonds on acceptable terms. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 7,619	$ 7,305
Notes and accounts receivable, net	54,318	52,167
Prepaid expenses and supplies	2,692	2,312
Deferred taxes	2,314	2,314
Total current assets	66,943	64,098
Leasehold improvements, equipment and construction in progress, net	16,630	16,839
Advances and deposits	5,205	5,172
Long-term receivables, net	13,842	12,789
Intangible and other assets, net	9,080	8,910
Cost of contracts, net	14,332	15,628
Goodwill	131,981	132,196
Total assets	$ 258,013	$ 255,632
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 41,750	$ 43,984
Accrued and other current liabilities	34,426	39,982
Current portion of long-term borrowings	706	673
Total current liabilities	76,882	84,639
Deferred taxes	12,494	9,637
Long-term borrowings, excluding current portion	93,445	97,229
Other long-term liabilities	27,567	27,324
Standard Parking Corporation's stockholders' equity:
Preferred stock, par value $.01 per share; 5,000,000 shares authorized and no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized; 15,589,142 and 15,775,645 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	16	16
Treasury stock, at cost, 55,370 shares as of September 30, 2011 and no shares as of December 31, 2010	(866)	—
Additional paid-in capital	95,141	97,291
Accumulated other comprehensive (loss) income	(362)	103
Accumulated deficit	(46,234)	(60,532)
Total Standard Parking Corporation stockholders' equity	47,695	36,878
Noncontrolling interest	(70)	(75)
Total equity	47,625	36,803
Total liabilities and stockholders' equity	$ 258,013	$ 255,632

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Parking services revenue:
Lease contracts	$ 37,501	$ 35,713	$ 109,899	$ 102,991
Management contracts	43,259	43,713	131,556	125,869
	80,760	79,426	241,455	228,860
Reimbursed management contract revenue	106,365	101,500	307,615	308,312
Total revenue	187,125	180,926	549,070	537,172
Cost of parking services:
Lease contracts	34,049	32,714	101,834	95,702
Management contracts	22,489	24,357	73,196	68,899
	56,538	57,071	175,030	164,601
Reimbursed management contract expense	106,365	101,500	307,615	308,312
Total cost of parking services	162,903	158,571	482,645	472,913
Gross profit:
Lease contracts	3,452	2,999	8,065	7,289
Management contracts	20,770	19,356	58,360	56,970
Total gross profit	24,222	22,355	66,425	64,259
General and administrative expenses	11,814	11,549	34,593	35,327
Depreciation and amortization	1,683	1,527	4,893	4,557
Operating income	10,725	9,279	26,939	24,375
Other expenses (income):
Interest expense	1,197	1,286	3,546	4,174
Interest income	(297)	(56)	(470)	(161)
	900	1,230	3,076	4,013
Income before income taxes	9,825	8,049	23,863	20,362
Income tax expense	3,760	3,124	9,305	7,992
Net income	6,065	4,925	14,558	12,370
Less: Net income attributable to noncontrolling interest	89	89	260	181
Net income attributable to Standard Parking Corporation	$5,976	$4,836	$14,298	$12,189
Common stock data:
Net income per share:
Basic	$0.38	$0.31	$0.91	$0.79
Diluted	$0.37	$0.30	$0.89	$0.77
Weighted average shares outstanding:
Basic	15,704,837	15,651,586	15,776,833	15,526,061
Diluted	16,034,330	15,993,631	16,116,136	15,893,282

STANDARD PARKING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except for share and per share data, unaudited)

	Nine Months Ended
	September 30, 2011	September 30, 2010
Operating activities:
Net income	$ 14,558	$ 12,370
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	4,935	4,545
(Gain) loss on sale and abandonment of assets	(49)	50
Amortization of debt issuance costs	478	478
Non-cash stock-based compensation	1,724	1,770
Excess tax benefit related to stock option exercises	(148)	(1,185)
Provisions for losses on accounts receivable	33	102
Deferred income taxes	2,857	1,786
Change in operating assets and liabilities	(11,339)	(4,149)
Net cash provided by operating activities	13,049	15,767
Investing activities:
Purchase of leasehold improvements and equipment	(2,907)	(2,168)
Cost of contracts purchased	(395)	(522)
Proceeds from sale of assets	82	3
Capitalized interest	(40)	(107)
Contingent purchase payments	(293)	(104)
Net cash used in investing activities	(3,553)	(2,898)
Financing activities:
Proceeds from exercise of stock options	143	1,450
Repurchase of common stock	(5,031)	—
Tax benefit related to stock option exercises	148	1,185
Earn-out payment	—	(529)
Payments on senior credit facility	(3,250)	(15,200)
Distribution to noncontrolling interest	(255)	(179)
Payments on long-term borrowings	(102)	(95)
Payments on debt issuance costs	(30)	(30)
Payments on capital leases	(399)	(404)
Net cash used in financing activities	(8,776)	(13,802)
Effect of exchange rate changes on cash and cash equivalents	(406)	81
Increase (decrease) in cash and cash equivalents	314	(852)
Cash and cash equivalents at beginning of period	7,305	8,256
Cash and cash equivalents at end of period	$ 7,619	$ 7,404
Supplemental disclosures:
Cash paid during the period for:
Interest	$ 3,151	$ 3,975
Income taxes	4,975	4,925

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), plus the effect of exchange rate changes on cash and cash equivalents. Due to the adoption, effective January 1, 2009, of Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation (formerly FAS 160), the calculation of Free Cash Flow has been modified to deduct for the distribution to noncontrolling interest, which was previously reported as part of net cash from operating activities.

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, unaudited)
	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Operating income	$ 10,725	$ 9,279	$ 26,939	$ 24,375
Depreciation and amortization expense	1,683	1,527	4,893	4,557
Non-cash compensation	411	533	1,724	1,770
Income tax paid	(1,283)	(1,893)	(4,975)	(4,925)
Income attributable to noncontrolling interest	(89)	(89)	(260)	(181)
Change in assets and liabilities	(16,415)	5,685	(12,730)	(5,979)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(1,260)	(1,045)	(3,635)	(2,901)
Operating cash flow	($6,228)	$13,997	$11,956	$16,716
Cash interest paid (before payment of debt issuance)	(1,016)	(1,254)	(3,121)	(3,945)
Free cash flow (1)	($7,244)	$ 12,743	$ 8,835	$ 12,771
Decrease (increase) in cash and cash equivalents	4,166	878	(314)	852
Free cash flow, net of change in cash	($3,078)	$13,621	$8,521	$13,623

Sources (Uses) of cash:
Draw (payments) on senior credit facility	$7,950	($13,500)	($3,250)	($15,200)
(Payments) on other borrowings	(170)	(160)	(501)	(499)
(Payments) of debt issuance costs	(30)	(30)	(30)	(30)
Proceeds from exercise of stock options	--	381	143	1,450
Tax benefit related to stock option exercises	(72)	217	148	1,185
(Repurchase) of common stock	(4,600)	--	(5,031)	--
(Payments) on earn-out	--	(529)	--	(529)
(Payments) on acquisitions	--	--	--	--
Total (uses) of cash	$3,078	($13,621)	($8,521)	($13,623)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Nine Months Ended September 30, 2011	Six Months Ended June 30, 2011	Three Months Ended September 30, 2011
Net cash provided by operating activities	$ 13,049	$ 18,502	($5,453)
Net cash (used in) investing activities	(3,553)	(2,296)	(1,257)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(255)	(174)	(81)
Effect of exchange rate changes on cash and cash equivalents	(406)	47	(453)
Free cash flow	$8,835	$16,079	($7,244)

	Nine Months Ended September 30, 2010	Six Months Ended June 30, 2010	Three Months Ended September 30, 2010
Net cash provided by operating activities	$ 15,767	$ 2,003	$ 13,764
Net cash (used in) investing activities	(2,898)	(1,856)	(1,042)
Acquisitions	--	--	--
Distribution to noncontrolling interest	(179)	(85)	(94)
Effect of exchange rate changes on cash and cash equivalents	81	(34)	115
Free cash flow	$12,771	$28	$12,743

STANDARD PARKING CORPORATION
LOCATION COUNT

	September 30, 2011	December 31, 2010	September 30, 2010
Managed facilities	1,970	1,907	1,959
Leased facilities	212	212	211
Total facilities	2,182	2,119	2,170

Definition: The Company's year over year same location gross profit statistic does not include the results of the Other segment which consists of ancillary revenue and insurance reserve adjustments related to prior years which are not specifically identifiable to an operating location.
CONTACT: G. MARC BAUMANN
         Executive Vice President and
         Chief Financial Officer
         Standard Parking Corporation
         (312) 274-2199
         mbaumann@standardparking.com